Exhibit 10.23

Portions of this Exhibit 10.23 have been omitted based upon a request for confidential treatment. This Exhibit 10.23, including the non-public information, has been filed separately with the Securities and Exchange Commission “*” designates portions of this document that have been redacted pursuant to the request for confidential treatment filed with the Securities and Exchange Commission.
TITANIUM SPONGE SUPPLY AGREEMENT

This Agreement is entered into as of the 14th day of November 2007 by and between Toho Titanium Ltd. Co., a company organized and existing under the laws of Japan, having its principal place of business at 3-3-5 Chigasaki, Chigasaki-City, Kanagawa-Pref. 253-8510 Japan (hereinafter called “Toho”) and Titanium Metals Corporation, a company organized and existing under the laws of the State of Delaware, having its principal place of business at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240 (hereinafter called “TIMET”).  Toho and TIMET are hereinafter collectively called the “Parties” and individually a “Party.”

WITNESSETH:

WHEREAS, TIMET requires a stable supply of Commodity (as hereinafter defined) for use at its facilities,

WHEREAS, Toho is desirous of providing TIMET with a stable supply of Commodity throughout the term hereof.

WHEREAS, TIMET is desirous of obtaining an assurance by Toho that TIMET will have a stable source of supply of Commodity, and Toho is willing to provide such assurance.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree as follows:

ARTICLE 1. DEFINITIONS

1.1	As used in this Agreement, the following terms shall have the meanings as specified below:

“Business Day” shall mean any day other than Saturday, Sunday or national holiday in the United States of America or Japan.

“Commodity” shall mean Structural Grade (as defined below) titanium sponge meeting the Specifications (as defined below) set forth on Appendix A.  Upon TIMET’s election as set forth in Article 4.3, the term “Commodity” also shall include Standard Disc Quality (as defined below) titanium sponge meeting the Specifications set forth on Appendix A.

“Commodity Mix” shall have the meaning set forth in Article 4.4.

“Consignment Agreement” means the Titanium Sponge Consignment Agreement dated 14th November 2007 by and between Toho and TIMET and attached hereto as Appendix B.

“Consignment Place” shall have the meaning set forth in Clause 2.1 of the Consignment Agreement.

“Contract Year” means each year from 1st January to 31st December during the term of this Agreement, commencing with the year of 1st January to 31st December 2010.

“Cost Adjustment” shall have the meaning set forth in Article 5.4(a).

“Currency Adjustment” shall have the meaning set forth in Article 5.5(a).

“Existing Agreement” shall mean that certain Titanium Sponge Supply Agreement and related Titanium Sponge Consignment Agreement by and between TIMET UK and Mitsui EUROPE, dated 23 October 2007.

“Firm Annual Quantity” shall have the meaning set forth in Articles 4.1 and 4.2.

“Firm Price” shall have the meaning set forth in Article 5.1.

“Force Majeure” shall have the meaning set forth in Article 15.

“Mitsui” means Mitsui & Co. Ltd or its affiliates.

“Mitsui EUROPE” means Mitsui & Co. Europe PLC.

“MT” shall have the meaning set forth in Article 4.1.

“Price Disagreement” shall have the meaning set forth in Article 6.1.

“Specification” means the latest version of the specifications for differing purities of Commodity (Structural Grade and Standard Disc Quality), which are attached hereto as Appendix A.

“Standard Disc Quality” shall mean titanium sponge produced by Toho meeting Specification RMS 71.4.

“Structural Grade” shall mean titanium sponge produced by Toho meeting Specification RMS 72.4.

“Take or Pay Payment” shall have the meaning set forth in Article 7.2.

“TIMET Final Counteroffer” shall have the meaning set forth in Article 6.2(b)(ii).

“TIMET Final Offer” shall have the meaning set forth in Article 6.3(a).

“Toho Facility” means any titanium sponge production facility of Toho located in Japan.

“Toho Final Counteroffer” shall have the meaning set forth in Article 6.3(b)(ii).

“Toho Final Offer” shall have the meaning set forth in Article 6.2(a).

ARTICLE 2. DELIVERY

Toho agrees to deliver to TIMET, and TIMET agrees to take delivery from Toho of Commodity in the amount of the Firm Annual Quantity at the Firm Price pursuant to the provisions of the Consignment Agreement.  In case of a discrepancy between this Agreement and the Consignment Agreement, the former shall prevail.

ARTICLE 3. TIMET ANNUAL CONFIRMATION

3.1
The Firm Price of the Commodity under this Agreement during each Contract Year shall be confirmed by TIMET and Toho in writing (hereinafter called the “Annual Confirmation”), which shall be made annually within thirty (30) days after the Parties have agreed the Firm Price of Commodity for the next Contract Year.  The form of the Annual Confirmation is attached hereto as Appendix C.  In the event of TIMET’s election under Article 4.3, the Annual Confirmation also will set forth the Commodity Mix (as defined below).

3.2	The Annual Confirmation shall stipulate the monthly delivery schedule of Commodity in the applicable Contract Year.

3.3
Each Annual Confirmation shall be deemed to incorporate the terms and conditions set forth in this Agreement and the Consignment Agreement.  If there is any conflict or difference in interpretation between this Agreement and any Annual Confirmation, the terms and conditions of this Agreement shall supersede those of said Annual Confirmation, and any such conflicting or different terms or conditions shall be deemed rejected by the other Party, unless such conflicting or different terms or conditions are incorporated into the relevant Annual Confirmation by writing or typing conspicuously on the Annual Confirmation and identifying the specific changes to this Agreement as an amendment and signed by the duly authorized representatives of TIMET and Toho.

ARTICLE 4. QUANTITY

4.1	For Contract Year 2010, the Firm Annual Quantity shall be * metric tons (“MT”) of Commodity, and for Contract Year 2011, the Firm Annual Quantity shall be * MT of Commodity.

4.2	For Contract Years 2012 to 2024, the Firm Annual Quantity shall be * MT of Commodity.

4.3
Upon eighteen (18) months advance written notice to Toho commencing with the supply of the Commodity for Contract Year 2014 and continuing for the remaining term of the Agreement, TIMET may elect to convert up to * MT per year of Structural Grade Commodity to Standard Disc Quality Commodity; provided that TIMET provides the reasonable and necessary assistance to Toho to qualify the Standard Disc Quality Commodity for rotor grade approval.  Toho agrees to cooperate fully with TIMET to qualify the Standard Disc Quality Commodity for rotor grade approval.  In addition, upon eighteen (18) months advance written notice to Toho commencing with the supply of Commodity for Contract Year 2014 and continuing for the remaining term of the Agreement, TIMET may elect to convert in excess of * MT per year of Structural Grade Commodity to Standard Disc Quality Commodity.  In this event the Parties will meet to discuss and agree upon the excess volume of titanium sponge that can be so converted.  In addition, upon eighteen (18) months advance written notice to Toho, TIMET may elect to convert Structural Grade Commodity to Standard Disc Quality Commodity for supply in a Contract Year prior to Contract Year 2014, and in this event the Parties will meet to discuss and agree upon the volume of titanium sponge that can be so converted.

4.4
In the event of TIMET’s election to convert Commodity as set forth in Article 4.3, TIMET will provide notice to Toho on or prior to June 30th of the year that precedes the Contract Year in which the Commodity shall be supplied (e.g. June 30th 2015 for Contract Year 2016) setting forth the quantity of Structural Grade Commodity and Standard Disc Quality Commodity (up to a maximum of * MT of Standard Disc Quality Commodity or such higher amount to which the Parties agree) to be supplied in the upcoming Contract Year (hereinafter the “Commodity Mix”).

ARTICLE 5. PRICE

5.1
On or prior to June 30th of the year that precedes each Contract Year, Toho will provide to TIMET the price for the Commodity for the upcoming Contract Year.  (In the event that there is a Cost Adjustment (as defined below) or a Currency Adjustment (as defined below) applicable to the upcoming Contract Year, Toho will provide to TIMET the price for the Commodity by July 31st of the year that precedes such upcoming Contract year.) The Parties will engage in negotiation within the applicable price ranges detailed in Article 5.3, and will take into consideration the market situation of titanium sponge in their final agreement on the price of Commodity to be reached by September 30th of the year that precedes such Contract Year (the “Firm Price”).  If no agreement is reached by September 30th, the terms of Article 6 shall apply.

5.2
The Firm Price shall be set out in each Annual Confirmation issued pursuant to Article 3.1. All prices are stipulated in U.S. Dollars per kilogram, DDU (notwithstanding any provisions of the Consignment Agreement, as defined in INCOTERMS 2000) Consignment Place basis, and the Firm Price shall be held final and binding on both Parties for the applicable Contract Year.

5.3
The permissible price ranges for the minimum and maximum Firm Price shall be as set forth in the table below, as adjusted pursuant to Articles 5.4 and 5.5 below. The price range below, adjusted as applicable, for the Commodity shall be applicable for each Contract Year during the term of this Agreement.

Specification	Minimum Price	Maximum Price
Structural Grade	*	*
Standard Disc Quality	*	*

5.4	(a)
Beginning with Contract Year 2015 and ending with Contract Year 2019, Toho will have a one-time option to elect an upward adjustment in the minimum and maximum values of the price ranges set forth in Article 5.3 (the “Cost Adjustment”) if Toho’s aggregate costs for certain defined raw materials and production costs (i.e. titanium feedstock, energy and labor) increase by * or more from the defined base levels set forth in Article 5.4(b).  If elected, the Cost Adjustment will be calculated according to the formula described in Article 5.4(b).  Toho must send to TIMET written notice of Toho’s election to make the Cost Adjustment by July 15 of the Contract Year preceding the Contract Year to which the Cost Adjustment would apply.

(b)	The formula to compute the Cost Adjustment to be applied to the minimum and maximum values for the price ranges set forth in Article 5.3 will be as follows:

*
*
*

Where:

*
“Price Change” is the amount of the adjustment (upward only for Toho’s one-time option, and upward or downward for the 2019 mandatory calculation) expressed in USD to the minimum and maximum values of the price range in effect prior to the Cost Adjustment.

“BM-F” is the Benchmark Index for Feedstock, which is the average actual cost per ton of all rutile feedstock purchased and received by Toho (as delivered but excluding inland freight and consumption tax) during the 12 month period ending March 31, 2008.  Based on the “actual purchases spreadsheet” provided to TIMET by Toho on October 24, 2007, this value is fixed at *per ton.

“BM-E” is the Benchmark Index for Energy, which is based on the Bank of Japan Domestic Corporate Goods Price Index (page 71) for electricity expressed as a simple average of the index values for each of the 12 months ended March 31, 2006 (where 2000 average = 100).  The BM-E is fixed at *.

“BM-L” is the Benchmark Index for Labor, which is based on the Ministry of Internal Affairs and Communications Statistics Bureau Consumer Price Index expressed as a simple average of the index values for each of the 12 months ended March 31, 2006 (where 2005 average = 100). The BM-L is fixed at *.

“RI-F” is the Reference Index for Feedstock, which is based on the estimated average cost per ton of all rutile feedstock purchased and received by Toho (as delivered but excluding inland freight and consumption tax) during the 12-month period ending March 31 of the Contract Year to which the Cost Adjustment would apply (e.g., the 12 months ending March 31, 2015 for the Cost Adjustment to be applied to the 2015 Contract Year) (hereinafter referred to as the “RI-F Measurement Period”).  Because the RI-F is based on the estimated average cost per ton of all purchased rutile feedstock, Toho will make the RI-F data to TIMET by June 30 preceding any Contract Year to which the Cost Adjustment would apply.  If it is subsequently determined that there is a significant difference between the estimated average cost per ton of all rutile feedstock and the actual average cost per ton of all rutile feedstock, the Cost Adjustment shall be revised based on the actual average cost per ton provided that Toho notifies TIMET in writing of such significant difference within thirty (30) days after Toho has received the actual average cost per ton data.

“RI-E” is the Reference Index for Energy, which is based on the Bank of Japan Domestic Corporate Goods Price Index (page 71) for electricity expressed as a simple average of the index values for each of the 12 months ended March 31 preceding the Contract Year for which the Cost Adjustment would apply.

“RI-L” is the Reference Index for Labor, which is based on the Ministry of Internal Affairs and Communications Statistics Bureau Consumer Price Index expressed as a simple average of the index values for each of the 12 months ended March 31 preceding the Contract Year for which the Cost Adjustment would apply.

The * value is derived from the sum of the * per kilogram (which is the agreed amount subject to the Cost Adjustment) plus *, which represents the * cost increase to be borne at all times by Toho without any Cost Adjustment.

As an illustration of the foregoing calculation, if the RI-F, the RI-E and the RI-L were to increase by * (to *, *, respectively) (i) during the RI-F Measurement period (which in this illustration would be March 31, 2017) with respect to the RI-F and (ii) as of March 31, 2016 with respect to each of the RI-E and RI-L, then the Cost Adjustment to the minimum and maximum values of the price range for Contract Year 2017 would be an increase of *.

(c)
In addition, in Contract Year 2019, a mandatory calculation will be made, and the minimum and maximum values of the price range for Contract Years 2020 through 2024 will be increased or decreased to reflect changes in the aggregate costs for the defined raw materials and production costs (i.e., titanium feedstock, energy and labor) from the BM-F, BM-E and BM-L.

(i)
If the aggregate costs reflected in (i) the RI-F during the RI-F Measurement Period and (ii) the RI-E and RI-L for the 12 months ending March 31, 2019 do not exceed the aggregate costs of the BM-F, BM-E and BM-L by * or more, the price range for Contract Years 2020 through 2024 shall be the original price range of * to * (adjusted for currencies if applicable).

(ii)
If the aggregate costs reflected in (i) the RI-F during the RI-F Measurement Period and (ii) the RI-E and RI-L for the 12 months ending March 31, 2019 exceed the aggregate costs of the BM-F, BM-E and BM-L by * or more, the minimum and maximum values of the price range for Contract Years 2020 through 2024 will be adjusted using the formula set forth in Article 5.4(b).  For purposes of clarity, in no event will the minimum and maximum values of the price range be decreased below the original price range of * to *.

(d)
With respect to the Benchmark and Reference Indices for feedstock (i.e., the BM-F and the RI-F), TIMET shall be permitted upon advance written notice to audit Toho’s books and records to verify the actual and estimated purchase costs incurred to purchase all rutile feedstock for all periods relevant to the Cost Adjustment calculation.

(e)	The Parties shall complete the calculation of the Cost Adjustment to the price range by July 31 preceding the Contract Year to which the Cost Adjustment would apply.

5.5	(a)
Beginning in Contract Year 2015 and for every year thereafter for the remaining term of the Agreement, the minimum and maximum values of the price range will be adjusted as described below (hereinafter referred to as the “Currency Adjustment”) in the event that the exchange rate of Japanese Yen per one (1) United States Dollar, measured by the simple average of the daily midpoint exchange rates as published by the Bank of Tokyo Mitsubishi (the “Average Rate”) for the 12 month period from July 1 to June 30 of the previous year (the “Measurement Period”) increases or decreases by more than * Yen from the target exchange rate of * Yen per USD (the “Target Rate”.)  In any Contract Year in which a Cost Adjustment is made, such Cost Adjustment will be made prior to any Currency Adjustment.  If for any reason the Bank of Mitsubishi Tokyo ceases to publish the simple average of the daily midpoint exchange rates of the Japanese Yen, the Parties shall mutually agree to a substitute bank for such information.

(b)
If the Average Rate during the Measurement Period does not decrease below * Yen per USD or does not increase above * Yen per USD, there will be no Currency Adjustment to the price range for the corresponding Contract Year (the range from * Yen per USD to * Yen per USD is hereinafter referred to as the “Dead Zone”).

(c)	If the Average Rate during the Measurement Period falls outside of the Dead Zone, the price range will be adjusted according to the following formula:

*

Where:

“Price Change” is the increase or decrease expressed in USD to the minimum and maximum values of the price range in effect prior to the adjustment excluding any previous Currency Adjustments.

“A” is the minimum value of the price range in effect prior to such adjustment excluding any previous Currency Adjustments.

“B” is the Target Rate of * Yen per one USD.

“Average Rate” is the new exchange rate during the Measurement Period as described under Article 5.5(a).

As an illustration of this calculation, if the price range is * to * prior to adjustment, and the Average Rate during the Measurement Period is * Yen per USD, the minimum and maximum values of the price range after the Currency Adjustment would be * to *.  As a further illustration, if the price range is * to * prior to adjustment, and the Average Rate during the Measurement Period is * Yen per USD, the minimum and maximum values of the price range after the Currency Adjustment would be * to *.

(d)	The Parties shall complete the calculation of the Currency Adjustment to the price range by July 31 preceding the Contract Year to which the Currency Adjustment would apply.

ARTICLE 6. PRICE DISAGREEMENT

6.1
In the event that TIMET and Toho fail to agree on the Firm Price of the Commodity for any Contract Year pursuant to the provisions set forth in Article 5 on or before September 30th of the preceding Contract Year (the “Price Disagreement”), the terms and conditions of this Article 6 shall apply.

6.2	In case that the following Contract Year is an odd year:

(a)
Within 10 Business Days after September 30th, Toho shall make an offer to TIMET in writing (hereinafter called “Toho’s Final Offer”), which will consist of the lowest prices (within the applicable price range) at which Toho is willing to sell the Firm Annual Quantity of the Commodity for such Contract Year.

(b)	Within 10 Business Days after the receipt of Toho’s Final Offer, TIMET shall respond to Toho in writing as follows:

(i)	by accepting Toho’s Final Offer; or

(ii)
by making its final offer price to Toho (hereinafter called “TIMET’s Final Counteroffer”), which will consist of the highest prices (within the applicable price range) at which TIMET is willing to purchase the Firm Annual Quantity of the Commodity for such Contract Year.

(c)
Unless the price of Commodity is mutually agreed by both Parties within 10 Business Days after Toho’s receipt of TIMET’s Final Counteroffer, the price of Commodity stipulated in TIMET’s Final Counteroffer shall be deemed to be accepted by Toho and to be the Firm Price.

6.3	In case that the following Contract Year is an even year:

(a)
Within 10 Business Days after September 30th, TIMET shall make an offer to Toho in writing (hereinafter called “TIMET’s Final Offer”), which will consist of the highest prices (within the applicable price range) at which TIMET is willing to purchase the Firm Annual Quantity of the Commodity for such Contract Year.

(b)	Within 10 Business Days after the receipt of TIMET’s Final Offer, Toho shall respond to TIMET in writing as follows:

(i)	by accepting TIMET’s Final Offer; or

(ii)
by making its final offer price to TIMET (hereinafter called “Toho’s Final Counteroffer”), which will consist of the lowest prices (within the applicable price range) at which Toho is willing to sell the Firm Annual Quantity of the Commodity for such Contract Year.

(c)
Unless the price of Commodity is mutually agreed by both Parties within 10 Business Days after TIMET’s receipt of Toho’s Final Counteroffer, the price of Commodity stipulated in Toho’s Final Counteroffer shall be deemed to be accepted by TIMET and to be the Firm Price.

ARTICLE 7. TAKE OR PAY

7.1
On or before January 31st following each Contract Year, Toho will calculate the amount of Commodity actually sold by Toho to TIMET hereunder for the immediately preceding Contract Year and shall advise TIMET in writing of the result of such calculation (hereinafter called the “Calculation Notice”).  If TIMET objects to such calculation, it shall advise Toho in writing of its objection within twenty-one (21) days after receipt of the Calculation Notice.  The date on which the Parties agree in writing as to such calculation shall be referred to as the “Calculation Date.”

7.2
If, for any reason other than Force Majeure (as defined in Article 15) or Toho’s failure to deliver the Commodity, TIMET fails to take the full amount of the Firm Annual Quantity, TIMET shall pay Toho USD * per kilogram (hereinafter referred to as the “Take or Pay Payment”) for the difference between the Firm Annual Quantity and the quantity of Commodity actually purchased by TIMET during the relevant Contract Year.  TIMET will pay to Toho the amount of the foregoing liquidated damages within thirty (30) days after the Calculation Date.  Beginning in Contract Year 2020 and for the remaining term of this Agreement, the “Take or Pay Payment” shall be reduced to USD * per kilogram.

7.3
The liquidated damages in the amount of the Take or Pay Payment stipulated in Article 7.2 shall settle all the damages arising from TIMET’s failure to take delivery of the full amount of the Firm Annual Quantity.

ARTICLE 8. PAYMENT

Pursuant to Clause 3.4 of the Consignment Agreement, the payment term for Commodity sold and delivered to TIMET by Toho pursuant to the Consignment Agreement shall be within * days after the end of the month during which the sale shall have taken place pursuant to Clause 3.2 of the Consignment Agreement and shall be effected by bank remittance to such bank account as designated by Toho.

ARTICLE 9. TITLE AND RISK

Title to and risk of loss of or damage to Commodity shall pass from Toho to TIMET, pursuant to the provisions of the Consignment Agreement.

ARTICLE 10. SHIPMENT

10.1
The shipment of Commodity hereunder shall be made in accordance with the delivery schedule in the Annual Confirmation. Toho agrees to deliver the Commodity within fifteen (15) days before or after the delivery schedule in the Annual Confirmation.  If any scheduled shipment (other than due to Force Majeure) is delayed by more than sixty (60) days from the scheduled delivery date, and the Commodity held in Consignment is not sufficient to cover for such late delivery, TIMET may, at its sole election, provide written notice to Toho of TIMET’s election to (i) cancel the shipment and purchase an equivalent volume of Commodity from an alternate supplier, without liability to TIMET in which case Toho shall pay to TIMET within thirty (30) days after receipt of TIMET’s notice of election liquidated damages in the amount of the Take or Pay Payment applicable to such Contract Year per kilogram of Commodity of which shipment is cancelled as full settlement of all the damages arising from the delayed delivery; or (ii) take delivery of the delayed Commodity within forty-five (45) days of receipt of TIMET’s notice of election, and Toho agrees to supply the Commodity to TIMET on a first priority basis, with time of the essence in performance, until all TIMET’s orders have been brought current with the original delivery schedule.  The purchase from alternate suppliers shall be deemed a purchase under this Agreement for the purpose of determining TIMET’s annual purchase amount under Article 7.

10.2
TIMET shall use commercially reasonable efforts to schedule the shipments of Commodity to be evenly spread by calendar quarter (and also evenly spread in each calendar month) during each Contract Year.  The Parties understand, however, that actual quantities of Commodity to be purchased and taken delivery of by TIMET may vary upward or downward from quarter-to-quarter and month-to-month, depending on TIMET’s production requirements and availability of Commodity and on the production of Commodity at the Toho Facility.  For the avoidance of doubt, the actual quantity of Commodity to be delivered in each Contract Year shall in no way affect the obligation of TIMET or Toho with regard to delivery of the entire Firm Annual Quantity throughout the relevant Contract Year.

ARTICLE 11 WARRANTY

11.1	Toho warrants to TIMET that Toho holds and will pass marketable title to the goods sold under the Consignment Agreement.

11.2	Toho warrants to TIMET that Commodity shall strictly conform to the applicable Specification.

11.3
In the event that Commodity sold by Toho to TIMET hereunder does not conform to the warranty set forth in Article 11.2 above, then Toho shall, at its sole cost and expense, remove or otherwise dispose of such non-conforming Commodity and replace it promptly with an equivalent quantity of Commodity which conforms to such warranty.  Toho’s obligation to remove or dispose of and replace non-conforming Commodity with conforming Commodity shall not be applicable in the event TIMET fails to give notice of such non-conformity as provided for in Article 12.

11.4
Except for such warranties, no warranties whatsoever, express or implied, with respect to any quantities of Commodity delivered to TIMET hereunder are made by Toho and Toho expressly disclaims any warranty of merchantability, express, implied or statutory, with respect to such quantities of Commodity, and further disclaims any warranty of fitness for any purpose.

ARTICLE 12 INSPECTION

TIMET shall inspect all Commodity delivered by Toho and inform Toho pursuant to Clause 2.3 of the Consignment Agreement if the Commodity does not conform to the Specifications.

ARTICLE 13. TERM AND TERMINATION

13.1	This Agreement shall come into effect on the 14th day of November 2007 and remain effective until 31st December 2024 (the “Termination date”).

13.2	This Agreement shall terminate upon the occurrence of any of the following:

(a)	the Termination Date;

(b)	exercise of the right to terminate this Agreement set forth in Article 13.3 or 13.4 below.

13.3
If either Party commits a material breach of this Agreement, the Annual Confirmation or the Consignment Agreement, the non-breaching Party may give a written notice demanding the breaching Party to remedy such breach, if such breach is capable of being remedied.  If the breaching Party fails to remedy the same within ninety (90) days (or fails to commence efforts to remedy the same within thirty (30) days) after receipt of such notice or such breach is not capable of being remedied, the non-breaching Party has a right to terminate this Agreement immediately by written notice to the breaching Party.

13.4
Either Party has a right to terminate this Agreement immediately if bankruptcy, insolvency, reorganization proceedings, or any other proceedings analogous in nature or effect, are instituted by or against the other Party, or the other Party is dissolved or liquidated, whether voluntarily or involuntarily, or if a receiver or trustee is appointed for all or a substantial part of the assets of the other Party or if the other Party makes an assignment for the benefit of creditors generally.

13.5	The termination of this Agreement shall not affect the rights of the Parties that have accrued hereunder prior to such termination.

13.6	Notwithstanding Clause 5 of the Consignment Agreement, both Parties agree not to terminate the Consignment Agreement unless this Agreement is terminated.

13.7	An obligation to pay under Article 7 or Article 10.1 if accrued prior to the date of termination of this Agreement, shall survive the termination of this Agreement.

ARTICLE 14. HARDSHIP

The Parties declare it to be their intention that the provisions of this Agreement shall operate between them fairly without detriment to the interests of either Party and this understanding forms the basis upon which this Agreement has been negotiated and entered into.  If, during the course of the performance of this Agreement, one Party notifies the other Party of its good faith belief that, due to factors beyond the control of such Party, the terms of contract contained herein have ceased to be fair or have become inequitable, including, without limitation, substantial changes in economic circumstances from the circumstances existing at the date hereof, then the Parties shall discuss the situation and consider all contents hereof for possible amendment.  There shall be no consequence under this Agreement if no amendment is made as a result of such discussions.

ARTICLE 15. FORCE MAJEURE

15.1
Neither Party shall be liable for a failure to perform or delay in performing all or any part of this Agreement, the Consignment Agreement, or of any Annual Confirmation when such failure or delay is due to any cause or circumstance beyond the reasonable control of such Party including, without limitation, acts of God, fire, flood, storms, earthquake, typhoon, tidal wave, plague or other epidemics, laws, governmental orders, regulations, sanctions or restrictions, war (whether declared or not), armed conflict, or the serious threat of the same, hostilities, mobilization, blockade, embargo, detention, revolution, riot, looting, lockout, strike or other labor dispute or unavailability of transportation (each an event of “Force Majeure”).

15.2
If any of the events of Force Majeure occurs and the failure or delay caused thereby cannot be cured within ninety (90) days, any part of the Annual Confirmation affected thereby shall be deemed not to form a part of such Annual Confirmation and the Parties shall be discharged from any relevant obligations thereunder accordingly.

15.3
The Party affected by an event of Force Majeure shall promptly notify the other Party, in writing, as to its commencement and termination.  The Party so affected shall take commercially reasonable steps to resume performance hereunder with the least possible delay.

15.4
In the event of any Force Majeure occurring, both Parties shall use their commercially reasonable endeavours to find out possible lawful means to minimize the loss and damage resulting from such circumstances and may also seek alternative means to give effect to the objects of this Agreement.

ARTICLE 16. ARBITRATION

16.1
If there shall be any dispute under this Agreement (excluding that related to the Price Disagreement set forth in Article 6), the regular representatives of the Parties shall use their best efforts to resolve the matter on an amicable basis and in a manner fair to the Parties. If one Party notifies another Party that a dispute has arisen and the Parties are unable to resolve such dispute within a period of thirty (30) days from such notice, then the matter shall be referred to arbitration under Article 16.2

16.2
If a dispute is not resolved in the manner and within the period described in Article 16.1, the dispute shall be referred by either Party for final settlement by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce. One arbitrator appointed in accordance with said Rules shall decide the matters in dispute.

16.3
The place of arbitration shall be New York City, New York, USA. The costs of arbitration, including reasonable attorneys’ fees, shall be awarded as the arbitrator shall equitably determine. The award shall set forth the legal and factual bases therefor.

16.4
The award of the arbitrator shall be final and binding and not subject to any appeal.  Judgment on the award may be entered in any court having jurisdiction thereof or having jurisdiction over the unsuccessful Party or its assets.

16.5
When adjudicating a dispute or proceeding among the Parties, the arbitrator shall be instructed to first apply the contractual provisions hereof and the mutual intent of the Parties as set forth in this Agreement and any Annual Confirmations that are part of such dispute or proceeding.

16.6
If a dispute, controversy or claim other than an issue of material breach is submitted to arbitration pursuant to this Article 16, the Parties, during the period of such arbitral proceedings and pending the making of an arbitral award, shall continue to perform their respective obligations under this Agreement insofar as the circumstances reasonably shall allow without prejudice to a final adjustment in accordance with the arbitral award made in respect of that dispute, controversy or claim.

ARTICLE 17. GOVERNING LAW

This Agreement and any Annual Confirmation shall be in all respects governed by and construed in accordance with the laws of the State of New York, USA without regard to the conflicts of laws principles of England.

ARTICLE 18. ENTIRE AGREEMENT

With the exception of the Consignment Agreement and the Existing Agreement, this Agreement, including the agreements represented in the Appendices hereto, constitutes the entire agreement among the Parties regarding the subject matter contained herein and wholly cancels, terminates and supersedes all previous negotiations, agreements and commitments, whether formal or informal, oral or written, with respect to the subject matter hereof.

ARTICLE 19. AMENDMENTS

This Agreement shall not be amended, changed or modified in any manner except by an instrument in writing signed by duly authorized representatives of all the Parties.

ARTICLE 20 CONFIDENTIALITY

20.1	(a)
Neither Party shall disclose to any other person any information relating to or referring to the matters in this Agreement that such party (the “Receiving Party”) has received from the other party except:

(i)	to the extent such information was in the lawful possession of the Receiving Party without confidentiality restrictions prior to its receipt thereof from the disclosing Party;

(ii)	to the extent such information is or becomes public knowledge without the fault of the Receiving Party;

(iii)
where disclosure is required by law or is made in compliance with the order of any court of competent jurisdiction or by the rules or regulations of any stock exchange on which any securities of the Parties or any of their affiliates are registered, or any regulatory or statutory body;

(iv)
in the case of Toho, to Mitsui, Toho’s or Mitsui’s subsidiaries or  affiliates, or employees, consultants, advisors, lawyers, accountants or bankers of any of the foregoing, provided that such recipients of information are made aware of the confidentiality of such information;

(v)
in the case of TIMET, to its subsidiaries, its affiliates or its or its subsidiaries or affiliates’ employees, consultants, advisors, lawyers, accountants or bankers, provided that such recipients of information are made aware of the confidentiality of such information

(vi)	where it is independently developed by it or any of its affiliates without usage of any information that is confidential under this Agreement;

(vii)	is or becomes available to the Receiving Party on an unrestricted basis from a source having a right to make such disclosure; or

(viii)	is made available on an unrestricted basis by a third party.

(b)
The Parties will attempt to limit the exchange of information relating to or referring to the matters dealt with in this Agreement to only such information reasonably necessary for the purposes of this Agreement.

ARTICLE 21. ASSIGNMENT

21.1	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

21.2
Neither Party shall assign, transfer or otherwise dispose of its rights or obligations under this Agreement and the Annual Confirmation, in whole or in part, without the prior written permission of the other Party which will not be unreasonably withheld.

ARTICLE 22. NO WAIVER

22.1
No failure to exercise or delay in exercising any right or remedy under this Agreement, the Consignment Agreement, or under any Annual Confirmation by any Party shall operate as a waiver thereof or of any other right or remedy which such Party may have hereunder or thereunder, nor shall any single or partial exercise of such right or remedy preclude any further exercise thereof or of any other right or remedy which such Party may have hereunder or thereunder.

22.2	The rights and remedies provided herein are cumulative and not exclusive of any rights and remedies provided by law, in equity or otherwise.

ARTICLE 23. SEVERABILITY

    In the event that any provision or any portion of any provision of this Agreement turns out to be invalid, illegal or unenforceable under any applicable law, such provision or portion thereof shall be deemed to be deleted from this Agreement and the validity of the remainder of this Agreement shall remain unaffected thereby.

ARTICLE 24. NOTICES

24.1
All notices, requests or other communications required or permitted to be given hereunder shall be in writing in the English language and shall be sent by registered mail, postage prepaid, or e-mail or facsimile (with confirmation by registered mail, postage prepaid) to the Party at its address set forth below or to such other address as may from time to time be notified by any Party to the other in accordance with this Article 24.1:

If to TIMET:                      Titanium Metals Corporation
Attn: General Counsel
3 Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697
Facsimile:  (972) 448-1445

With a copy to:                Timet UK Limited
PO Box 704, Witton Birmingham B6 7UR
Attention: Purchase Manager
Facsimile: 0121-332-5338

If to Toho :                        Toho Titanium Co. Ltd.
3-3-5 Chigasaki, Chigasaki-City
Kanagawa-Pref. 253-8510 Japan
Attention: General Manager, Titanium Sales Dept.
Facsimile: 81-467-82-6661

With a copy to:                Mitsui Bussan Metals Sales Co., Ltd.
Nihonbashi Dai-2, Bldg.
41-12, Nihonbashi-Hakozaki-Cho,
Chuo-Ku, Tokyo, 103-0015 Japan
Attention: General Manager, Titanium Division
Facsimile: 81-3-3249-4532

24.2
All notices shall be deemed to have been given when duly transmitted by e-mail or facsimile or seven (7) days after such notice has been deposited in the mail and sent by registered mail as the case may be.

ARTICLE 25. HEADINGS

The headings of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation hereof.

ARTICLE 26. LANGUAGE; CURRENCY

English shall be the official language of this Agreement.  Except as expressly stated otherwise, all currency figures in this Agreement are expressed in United States dollars.

ARTICLE 27. CONFLICTS

If there is any conflict or difference in interpretation between this Agreement and the Consignment Agreement, the terms and conditions of this Agreement shall supersede those of the Consignment Agreement, unless provided otherwise in this Agreement.

ARTICLE 28. COUNTERPARTS

This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE 29. TAXES AND DUTIES

All taxes and duties imposed on the sale of Commodity to TIMET by Toho hereunder shall be the responsibility of TIMET; provided, however, that any taxes imposed on Toho’s income shall be the responsibility of Toho.

ARTICLE 30. COOPERATION

In the event that TIMET determines to construct a new titanium sponge plant in the future (excluding any partnership, joint venture, acquisition or investment with or in a third party or parties), TIMET agrees to enter into discussions with Toho concerning possible cooperation between the parties prior to TIMET’s construction of such new titanium sponge plant.  In the event that Toho is unable or unwilling to accommodate any new or further supply that TIMET may desire on terms acceptable to TIMET, Toho agrees to enter into discussions with TIMET concerning the possibility of participation or cooperation in TIMET’s plans and location of such new titanium sponge plant.  In the event that Toho determines to construct a new titanium sponge plant in the future (excluding any partnership, joint venture, acquisition or investment with or in a third party or parties), Toho agrees to enter into discussions with TIMET concerning possible cooperation between the parties prior to Toho’s construction of such new titanium sponge plant.  For purposes of clarity, neither party is obligated by the provisions of this Article 30 to continue discussions beyond an initial meeting or to enter into any agreement with the other party concerning the subject matter hereof.

ARTICLE 31. APPOINTMENT OF AGENT

TIMET agrees that Toho will be permitted to appoint Mitsui or its affiliates as its agent to perform certain services under this Agreement (without cost to TIMET), including but not limited to, delivery and shipment of the Commodity hereunder, provided, however, that Toho shall remain obligated to TIMET hereunder for all such services performed by Mitsui.

ARTICLE 32. LONG TERM SPONGE SUPPLY AGREEMENT I

TIMET agrees to give consideration to the Existing Agreement by and between TIMET UK and Mitsui EUROPE, dated 23 October 2007 and to make a faithful effort to allow such agreement to extend by its terms beyond the initial term thereof of 5 years.  Toho also agrees to give consideration to such Existing Agreement and to make a faithful effort to allow such agreement to extend by its terms beyond the initial term thereof of 5 years.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the day and year first above written.

Toho Titanium Co. Ltd.

By:  /s/ Takeshi Kurushima
Name:  Takeshi Kurushima
Title:  President & C.E.O.

Titanium Metals Corporation

By:  /s/ Bobby D. O”Brien
Name:  Bobby D. O’Brien
Title: President

Appendix A to Exhibit 10.23

	RAW MATERIAL SPECIFICATION	RMS: REV:	71.4 2

	PREMIUM GRADE SPONGE CLASS A RAW MATERIAL	DATE:	Jun 98
		PAGE:	1 of 5
HENDERSON, NV

1	SCOPE

1.1	This specification covers titanium sponge, Class A Raw Material for conversion to semi-fabricated parts.

1.2
Titanium sponge to this specification shall be made by the Kroll process of Magnesium reduction of Titanium Tetrachloride followed by vacuum distillation. Material that is not manufactured using the Integral Reduction/Distillation method will be designated as so on test certificates.

1.3
Titanium sponge supplied to this specification will be made according to a method of manufacture approved by TIMET.  No change will be made in the approved method of manufacture without prior consultation with TIMET.

1.4	The method of manufacture will clearly detail the provision to deal with fire affected lots at all stages of processing and will be agreed by TIMET.

2	ACKNOWLEDGEMENT

The manufacturer shall explicitly incorporate this specification, RMS and revision number, in all quotations, certifications and acknowledgments.

3	APPLICABLE DOCUMENTS

3.1	TIMET RMS 1000 (latest revision)

3.2	PWA 1201 (latest revision)

3.3	GE P1TF95 (latest revision)

3.4	GE P1TF28 (latest revision)

3.5	GE P1TF73 (latest revision)

3.6	ASTM B299 (latest revision)

3.7	ASTM E120 (latest revision)

3.8	ASTM E10 (latest revision)

4	TECHNICAL REQUIREMENTS

4.1	Composition
Material shall conform to the percentages by weight shown in 4.2.  Determination shall be by wet chemical methods in accordance with ASTM E120, by Spectro Chemical methods or by other analytical methods acceptable to TIMET.

	RAW MATERIAL SPECIFICATION	RMS: REV:	71.4 2

	PREMIUM GRADE SPONGE CLASS A RAW MATERIAL	DATE:	Jun 98
		PAGE:	2 of 5
HENDERSON, NV

4.2	Chemical Composition
The following elements shall be determined and shall not exceed the limits detailed below.  Titanium content shall be greater or equal to *

WT percent max
Nickel	*
Chromium	*
Aluminum	*
Carbon	*
Chlorine	*
Hydrogen	*
Magnesium	*
Nitrogen	*
Silicon	*
Tin	*
Water	*
Other elements total	*
Other elements target	*
Oxygen	*
Iron	*

Should any of the elements exceed the above limit, the supplier must report to the purchaser and seek to obtain a concession of acceptance.

4.3	Hardness
The hardness of each lot of material shall be determined by methods agreed between the Supplier and TIMET.  The maximum hardness shall be *.

4.4	Quality

4.4.1
Sponge particles from each lot or blend of lots will be visually inspected to remove any particle of unusual colour or physical appearance.  Nitrogen content of any such segregated particle will be determined.

4.4.2	No sponge or lot will be used when nitrogen content of any particle analyzed as per 4.4.1 exceeds*

4.4.3
No sponge will be used which has been subjected to a fire or has been produced in equipment that has experienced a fire until that equipment has been cleaned, inspected for damage and has produced sponge not used for product meeting this specification.

4.4.4	Specific procedures must be available detailing how any material covered under Section 4.4.3 is dealt with.

4.4.5	Specific procedures must be available dealing with control of any dense metal tools used in the processing/inspection areas, e.g. tungsten or tungsten carbide.

4.4.6	*

4.4.7	No sponge batch with a nitrogen content of greater than * will be used.

4.4.8	*

4.4.9	Every effort must be made to keep 4.4.6 and 4.4.8 to a minimum and despatch all of one (1) batch at the same time if possible.

	RAW MATERIAL SPECIFICATION	RMS: REV:	71.4 2

	PREMIUM GRADE SPONGE CLASS A RAW MATERIAL	DATE:	Jun 98
		PAGE:	3 of 5
HENDERSON, NV

4.5	Screen Analysis

The Titanium Sponge supplied will be in the particle size range as below

*

4.6	*

4.7	Sampling

A representative sample will be obtained by abstracting a representative portion of the stream of material when a lot is being fed into drum during packaging.  The size of the sample will be defined in the approved process outline.  The minimum size of the sample sent to the customer and removed from the representative portion will be 5kg and this will be sent with the lot in drum 1.  A slice of the manufacturer’s evaluation ingot/button is to be sent separately and ahead of the lot of the Technical Officer – Raw Materials.

5	IDENTIFICATION

5.1	The body of each drum (not the lid) will be legibly marked in with the words “Titanium Sponge”, and also the lot number and the drum number, in characters at least 40mm high.

5.2	All old marking on the drums will be permanently obliterated with paint.

5.3	The batch number will be repeated on the diametrically opposite side of the drum and in the top third of the drum.

6	PACKAGING

*

	RAW MATERIAL SPECIFICATION	RMS: REV:	71.4 2

	PREMIUM GRADE SPONGE CLASS A RAW MATERIAL	DATE:	Jun 98
		PAGE:	4 of 5
HENDERSON, NV

7	SHIPPING

7.1	Within each delivery the drums will be arranged in order of lot and drum number.

7.2	The method of packaging and delivery will not be altered without the prior agreement of TIMET.

7.3	The samples that are required by section 4 of this specification are to be packed in No. 1 drum of the lot.

8	CERTIFICATION

8.1	The manufacturer will send to TIMET, FAO the Technical Officer – Raw Materials, prior to, or at the time of despatch. A test report in duplicate stating the TIMET specification number and giving:

8.1.1	Analyses required by section 4 of specification.

8.1.2	Hardness of each lot required by section 4 of specification.

8.1.3	Particle size analysis as per section 4 of specification.

8.1.4	Certificate clearly stating that each lot conforms to the specification.

8.1.5	If non-integrated process used, this must be stated.

8.1.6	Statement that material meets Pratt & Whitney approval requirements.

8.1.7	Statement that material meets General Electric approval.

8.2
A drum list in duplicate listing the number of each lot, the number of drums in each lot, and the total net and gross weight of each lot must also be sent.  These documents will be sent to arrive before or at the time of delivery.

9	NON-CONFORMANCE

As per RMS 1000.

10	QUALITY ASSURANCE

As per RMS 1000.

11	OTHER CRITERIA

11.1	Requirement precedence is Purchase Order, this RMS, RMS 1000.

11.2
Acceptance of this RMS must be acknowledged and a signed copy of such acceptance shall be returned to TIMET Purchasing Manager.  This acceptance must indicate the date from which material to the new specification will be despatched to TIMET.

	RAW MATERIAL SPECIFICATION	RMS: REV:	71.4 2

	PREMIUM GRADE SPONGE CLASS A RAW MATERIAL	DATE:	Jun 98
		PAGE:	5 of 5
HENDERSON, NV

APPROVED:

/s/ D. Bretherton	7/2/98
Quality Assurance Manager TIMET UK Limited

/s/ N. Catling	6/25/98
Purchasing Manager TIMET UK Limited

/s/ E. Wies	6/30/98
Quality Assurance Manager TIMET Savoie

RAW MATERIAL SPECIFICATION	RMS: REV:	72.4 0

VDP TITANIUM SPONGE STANDARD QUALITY	DATE:	09 Nov 07
	PAGE:	1 of 5

1	SCOPE

1.1	This specification covers the manufacture of titanium sponge for use in making titanium products for standard quality (SQ) applications.

1.2	Titanium sponge produced to this RMS shall be made by the Kroll process of Magnesium Reduction of Titanium Tetrachloride followed by the Vacuum Distillation Process (VDP).

1.3
Titanium sponge applied to this specification shall be produced in accordance with a method of manufacture (MOM) approved by TIMET.  No changes shall be made to the approved method of manufacture without prior TIMET approval as defined in TIMET RMS 1001.

2	ACKNOWLEDGEMENT

The manufacturer, defined throughout this specification as the supplier, shall explicitly incorporate this specification, RMS 72.4 and revision number, in all quotations, certifications, and acknowledgements.

3	APPLICABLE DOCUMENTS

3.1	ASTM E10, Standard Test Method for Brinell Hardness of Metallic Minerals.

3.2	ASTM E2371, Standard Test Methods for Chemical Analysis of Titanium and Ti Alloys.

3.3	TIMET RMS 1001, Standard Aerospace and Industrial Application Raw Material Quality System Requirements.

4	TECHNICAL REQUIREMENTS

4.1	Composition:

Material shall conform to the chemical weight percentages and Brinell hardness values shown in the table below.  Determination shall be by ASTM E2371, spectrographic, or by other analytical methods acceptable to TIMET.  All elements in the table are to be analyzed.  All elements (except Ti) shall be reported to three (3) decimal places.  Particle size requirements shall be specified on the purchase order.

RAW MATERIAL SPECIFICATION	RMS: REV:	72.4 0

VDP TITANIUM SPONGE STANDARD QUALITY	DATE:	09 Nov 07
	PAGE:	2 of 5

Element	Chemical Composition (wt% max)
Al	*
C	*
Cl	*
Cr	*
Fe	*
Mg	*
N	*
Ni	*
O	*
Si	*
Sn	*
Other elements, each	*
Other elements, total	*
Titanium	remainder

Brinell Hardness (BHN)*	*

*Brinell hardness shall be tested in accordance with ASTM E10 or by other methods acceptable to TIMET.  Brinell hardness shall be capable of meeting the above requirement.  However, determination is not required for routine acceptance.

4.2	Sizing: Particle size requirements shall be specified on the purchase order:

*	90% min	*
	5% max	*
*	90% min	*
	5% max	*
*	90% min	*
	5% max	*

4.3	Quality:

4.3.1	*

4.3.2
Unless otherwise agree upon, sponge shall be 100% visually inspected to an established procedure to ensure the lot is clean, free from high density inclusions, oxides, nitrides, slag particles, discolored particles, non-metallic, and all other foreign materials (impurities).

RAW MATERIAL SPECIFICATION	RMS: REV:	72.4 0

VDP TITANIUM SPONGE STANDARD QUALITY	DATE:	09 Nov 07
	PAGE:	3 of 5

5	IDENTIFICATION

The body of each container shall be permanently and legibly identified with, at minimum, the source/supplier name, lot number, grade, and net weight.

6	PACKAGING

6.1	*

6.2	TIG welding to fabricate drums is prohibited.

6.3	*

7	SHIPPING

Sponge shall be shipped in a manner that prevents moisture, contamination, and any other damage.  All containers and shipping papers must be in compliance with applicable regulations.  The product shall be prepared for shipment in accordance with commercial practice and in compliance with applicable International and U.S. Federal rules and regulations pertaining to handling, packaging, and transportation to ensure carrier acceptance and safe delivery.

8	CERTIFICATION

A certificate of analysis shall be provided with each lot unless otherwise agreed.  As a minimum, the certificate shall include the following: statement of conformance to TIMET RMS and revision number, lot number, chemical analyses, hardness, particle size distribution, net weight, Method of Manufacture, purchase order number, and approval signature.

9	NON-CONFORMANCE

9.1
Sponge not conforming to this specification or RMS 1001 shall be subject to rejection.  Sponge accepted by TIMET, which subsequently reveals defective material not detected at the place of manufacture or in the lot sample, shall be subject to rejection.

9.2	Titanium sponge arriving in damaged containers or contaminated by water, mud, rust, etc., may be disqualified for this specification and subject to rejection.

RAW MATERIAL SPECIFICATION	RMS: REV:	72.4 0

VDP TITANIUM SPONGE STANDARD QUALITY	DATE:	09 Nov 07
	PAGE:	4 of 5

9.3
The supplier may apply, in writing using the forms identified in RMS 1001, to TIMET for an exemption to any requirement listed in this specification or the purchase order.  The supplier must receive a written authorization to ship non-conforming material prior to shipping.

10	QUALITY ASSURANCE

10.1	The supplier shall maintain a suitable quality program to ensure consistent quality products are delivered to TIMET.

10.2
The supplier shall submit a Method of Manufacture (MOM) to TIMET that defines all applicable process steps and controlling procedures and parameters (including, but not limited to, supplier sources/methods/materials, reaction vessel sizes, crushing, sampling, inspection, packaging, and shipping).

10.2.1	This MOM constitutes a Fixed Practice Agreement (FPA) with TIMET.

10.2.2	No changes to this MOM are permitted without prior TIMET approval via a Process Change Request (PCR).

10.3
The supplier shall ensure their quality program has incorporated appropriate protective measures to provide sponge free of particles that can cause high-density or low-density inclusions, oxides, nitrides, and/or other foreign materials and contaminants.

10.4
Sponge that has evidence of being air contaminated (e.g., discolored particles subject to burn) shall be completely removed for application to this specification.  Equipment (e.g., vessel, lid, etc.) that has experienced a fire/air contamination event must be thoroughly cleaned and subsequently inspected and accepted to established standards prior to being returned to service for sponge applied to this specification.

11	OTHER CRITERIA

The order of precedence shall be any applicable agreements between TIMET and the supplier, requirements listed on the TIMET Purchase Order or contract, RMS 72.4 (latest revision), and RMS 1001 (latest revision).

12	REVISION HISTORY:
Revision 0: 09 Nov 07	Original issue.

RAW MATERIAL SPECIFICATION	RMS: REV:	72.4 0

VDP TITANIUM SPONGE STANDARD QUALITY	DATE:	09 Nov 07
	PAGE:	5 of 5

APPROVED:

/s/ Michael Hausman	8 Nov 07	/s/ Paul Godown	8 Nov 2007
Quality & Technology Manager, Morgantown	Date	Purchasing Manager, Morgantown	Date

/s/ JR Berger	08 Nov 07	/s/ Margaret Bolding	08 Nov 07
Quality & Technology Manager, Henderson	Date	Purchasing Manager, Henderson	Date

/s/ RK Bolingbroke	9 Nov 07	/s/ J Horodecky	9 Nov 07
Quality & Technology Director, UK	Date	Purchasing Manager, Europe	Date

/s/ Y Millet	9 Nov 07
Quality & Technology Manager, Savoie	Date